Exhibit 10.15

SECURITY AGREEMENT

by and among

TOWERSTREAM CORPORATION,

TOWERSTREAM I, INC.,

HETNETS TOWER CORPORATION,

ALPHA COMMUNICATIONS CORP.,

OMEGA COMMUNICATIONS CORP., and

TOWERSTEAM HOUSTON, INC.,
as Grantors,

in favor of

MELODY BUSINESS FINANCE LLC,
as Administrative Agent,

Dated as of October 16, 2014

TABLE OF CONTENTS

1.	DEFINED TERMS		1
	1.1	Terms Defined in the Uniform Commercial Code	1
	1.2	Definitions	2
	1.3	Construction	6

2.	SECURITY INTEREST		6
	2.1	Grant of Security Interest	6
	2.2	Security for Obligations	7
	2.3	Grantors Remain Liable	7
	2.4	Distributions on Pledged Shares	7

3.	REPRESENTATIONS AND WARRANTIES		7
	3.1	Existence	7
	3.2	Authorization of Agreement; No Conflict	8
	3.3	Consents	8
	3.4	Perfected First Priority Liens	8
	3.5	Title; No Other Liens	9
	3.6	State of Organization; Location of Certain Collateral; Other Information	9
	3.7	Accounts	9
	3.8	Chattel Paper	9
	3.9	Commercial Tort Claims	10
	3.10	Deposit Accounts	10
	3.11	Intellectual Property	10
	3.12	Investment Property; Partnership/LLC Interests	10
	3.13	Instruments	10
	3.14	Farm Products	10
	3.15	Government Contracts	10
	3.16	Network Site Lease Agreements	10
	3.17	Letter of Credit Rights	11

4.	COVENANTS		11
	4.1	Maintenance of Perfected Security Interest; Further Information	11
	4.2	Maintenance of Insurance	12
	4.3	Changes in Locations, Name or Structure	12
	4.4	Required Notifications	12
	4.5	Delivery Covenants	12
	4.6	Control Covenants	12
	4.7	Filing Covenants	13
	4.8	Accounts	14
	4.9	Intellectual Property	14
	4.10	Investment Property; Partnership/LLC Interests	15
	4.11	Equipment	15
	4.12	Network Site Lease Agreements	16
	4.13	FCC Licenses	16
	4.14	Further Assurances	16

5.	REMEDIAL PROVISIONS		16
	5.1	General Remedies	16
	5.2	Specific Remedies	17
	5.3	Registration Rights; Further Approvals	19

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	5.4	Application of Proceeds	20
	5.5	Waiver, Deficiency	20

6.	ADMINISTRATIVE AGENT		19
	6.1	Administrative Agent’s Appointment as Attorney-In-Fact	19
	6.2	Duty of Administrative Agent	21
	6.3	Authority of Administrative Agent	22

7.	MISCELLANEOUS		22
	7.1	Notices	22
	7.2	Amendments, Waivers and Consents	22
	7.3	Expenses, Indemnification, Waiver of Consequential Damages, etc.	22
	7.4	Right of Set Off	23
	7.5	Governing Law; Jurisdiction; Venue; Service of Process	23
	7.6	Appointment of Parent as Agent	24
	7.7	[Intentionally Omitted]	24
	7.8	No Waiver by Course of Conduct; Cumulative Remedies	24
	7.9	Successors and Assigns	25
	7.10	Survival of Indemnities	25
	7.11	Titles and Captions	25
	7.12	Severability of Provisions	24
	7.13	Counterparts; Telefacsimile Execution	24
	7.14	Integration	25
	7.15	Advice of Counsel; No Strict Construction	25
	7.16	Acknowledgements	25
	7.17	Releases	25
	7.18	Additional Grantors	26
	7.19	All Powers Coupled with Interest	26

SCHEDULES

Schedule 3.4	Filing Offices
Schedule 3.6	Legal Name; Jurisdiction of Organization; Taxpayer ID; Mailing Address; Chief Executive Office and Other Locations
Schedule 3.9	Commercial Tort Claims
Schedule 3.10	Deposit Accounts
Schedule 3.11	Intellectual Property
Schedule 3.12	Investment Property and Partnership/LLC Interests

EXHIBITS

Exhibit A	Form of Rooftop Agreement
Exhibit B	Joinder Agreement
Exhibit C	Trademark Security Agreement

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SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is entered into as of October 16, 2014, among TOWERSTREAM CORPORATION, a Delaware corporation (“Parent”), TOWERSTREAM I, INC., a Delaware Corporation (“Towerstream I”), HETNETS TOWER CORPORATION, a Delaware corporation (“Hetnets”), ALPHA COMMUNICATIONS CORP., a Delaware corporation (“Alpha”), OMEGA COMMUNICATIONS CORP., a Delaware corporation (“Omega”), TOWERSTEAM HOUSTON, INC., a Texas corporation (“Houston”; collectively with Parent, Towerstream I, Hetnets, Alpha, Omega and any Additional Grantor (as defined below) who may become party to this Agreement, the “Grantors”), in favor of MELODY BUSINESS FINANCE LLC, a Delaware limited liability company (“Melody”), as administrative agent (in such capacity, the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined below).

STATEMENT OF PURPOSE

Pursuant to that certain Loan Agreement, dated as of the date hereof among Parent, Towerstream I and Hetnets (collectively, the “Borrowers”), the various financial institutions and other Persons from time to time parties thereto (collectively, the “Lenders”), and Administrative Agent (the “Loan Agreement”), the Lenders have agreed to make Loans to the Borrowers upon the terms and subject to the conditions set forth therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

Alpha, Omega and Houston are all Subsidiaries of the Borrowers, and have guaranteed the payment and performance of the Obligations pursuant to the terms of the Guaranty.

It is a condition precedent to the obligation of the Lenders to make their respective Loans to the Borrowers (or participations in respect thereof) under the Loan Agreement that Grantors shall have executed and delivered this Agreement to Administrative Agent, for the ratable benefit of itself and the Lenders (collectively, the “Secured Parties”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce Administrative Agent and the Lenders to enter into the Loan Agreement and to induce the Lenders to make their respective Loans to the Borrowers (or participations in respect thereof) thereunder, each Grantor hereby agrees with Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

1.	DEFINED TERMS

1.1	Terms Defined in the Uniform Commercial Code.

(a)     The following terms when used in this Agreement shall have the meanings assigned to them in the UCC (as defined in the Loan Agreement) as in effect from time to time: “Account”, “Account Debtor”, “Authenticate”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Farm Products”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Investment Company Security”, “Investment Property”, “Letter of Credit Rights”, “Proceeds”, “Record”, “Registered Organization”, “Securities Entitlement”, “Securities Intermediary”, “Securities Account”, “Security”, “Supporting Obligation”, “Tangible Chattel Paper”, “Transmitting Utility” and “Uncertificated Security”.

(b)     Terms defined in the UCC and not otherwise defined herein or in the Loan Agreement shall have the meanings set forth in the UCC as in effect from time to time.

1.2     Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Additional Grantor” means each Subsidiary of a Borrower which hereafter becomes a Grantor pursuant to Section 7.18 (as required pursuant to Section 7.19 of the Loan Agreement).

“Administrative Agent” has the meaning set forth in the Preamble of this Agreement.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Applicable Insolvency Laws” means all Legal Requirements governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including 11 U.S.C. Sections 544, 547, 548 and 550 and other “avoidance” provisions of Title 11 of the United States Code).

“Assignment of Claims Act” means the Assignment of Claims Act of 1940 (41 U.S.C. Section 15, 31 U.S.C. Section 3737, and 31 U.S.C. Section 3727), including all amendments thereto and regulations promulgated thereunder.

“Avoidance Actions” means all claims and causes of action under the Bankruptcy Code, and all related recoveries, that are or become property of any Grantor.

“Borrowers” has the meaning set forth in the Statement of Purpose of this Agreement.

“Cash Dominion Period” means any period commencing upon the occurrence of an Event of Default and continuing until such Event of Default is cured or waived in accordance with the Loan Agreement.

“Collateral” has the meaning set forth in Section 2.1.

“Collateral Account” means any collateral account established by Administrative Agent as provided in Section 5.2.

“Commitments” has the meaning set forth in the Loan Agreement.

“Contracts” means, collectively, all rights of each Grantor under all leases, contracts, licenses and agreements to which such Grantor is now or hereafter a party, including all rights, privileges and powers under Customer Contracts, Network Site Lease Agreements and licenses, together with all rights of such Grantor to receive moneys due or to become due thereunder or pursuant thereto, but excluding rights under (but not excluding Proceeds of) any Excluded Contracts.

“Control” means the manner in which “control” is achieved under the UCC with respect to any Collateral for which the UCC specifies a method of achieving “control”.

“Controlled Depository” has the meaning set forth in Section 4.6.

“Controlled Intermediary” has the meaning set forth in Section 4.6.

“Copyrights” means collectively, all of the following of any Grantor: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations and copyright applications anywhere in the world, including those listed on Schedule 3.11, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including damages or payments for past or future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

“Copyright Licenses” means any written agreement naming any Grantor as licensor or licensee, including those listed in Schedule 3.11, granting any right under any Copyright, including the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Customer Contract” means an agreement between a Grantor and another Person for the sale of goods or services by such Grantor to such other Person.

“Distributions” means all dividends paid on Capital Stock, liquidating dividends paid on Capital Stock, shares (or other designations) of Capital Stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Capital Stock constituting Collateral.

“Effective Endorsement and Assignment” means, with respect to any specific type of Collateral, all such endorsements, assignments and other instruments of transfer reasonably requested by Administrative Agent with respect to the Security Interest granted in such Collateral, and in each case, in form and substance satisfactory to Administrative Agent.

“Excluded Collateral” means (a) the Capital Stock of Parent, (b) Capital Leases to the extent the Capital Lease Obligations secured thereby are permitted under the Loan Agreement, (c) any assets that are secured by a purchase money security interest to the extent the purchase money Indebtedness secured thereby is permitted under the Loan Agreement, and (d) any rights or interest in any Contract or permit covering real or personal property of any Grantor (including FCC Licenses and Network Site Lease Agreements) if under the terms of such Contract or permit, or Legal Requirements with respect thereto, the grant of a security interest or lien therein or the assignment of such Contract or permit is prohibited as a matter of law or under the terms of such Contract or permit and such prohibition or restriction has not been waived or the consent of the other party to such Contract or permit has not been obtained (“Excluded Contracts”); provided, however, (i) the foregoing exclusions of clauses (a) and (d) shall in no way be construed to limit, impair, or otherwise affect any of Lenders’ continuing security interests in and liens upon any rights or interests of any Grantor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Capital Stock of Parent, or (2) any Proceeds from the permitted sale, license, lease, or other dispositions of any such Contract or permit, Capital Stock of Parent, (ii) the foregoing exclusion of clause (b) shall not apply upon the termination of the Capital Lease, (iii) the foregoing exclusion of clause (c) shall not apply upon the termination of the purchase money security interest, (iv) the foregoing exclusions of clause (d) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable under Legal Requirements, and/or (2) to apply to the extent that any consent or waiver has been obtained that would permit Lenders’ security interest or lien or assignment notwithstanding the prohibition or restriction on the pledge and/or assignment of such Contract or permit.

“Government Contract” means a contract between any Grantor and an agency, department or instrumentality of the United States or any state, municipal or local Governmental Authority located in the United States or all obligations of any such Governmental Authority arising under any Account now or hereafter owing by any such Governmental Authority, as account debtor, to any Grantor.

“Grantors” has the meaning set forth in the Preamble of this Agreement.

“Intellectual Property” means collectively, all of the following of any Grantor: (a) all systems software, applications software and internet rights, including screen displays and formats, internet domain names, web sites (including web links), program structures, sequence and organization, all documentation for such software, including user manuals, flowcharts, programmer’s notes, functional specifications, and operations manuals, all formulas, processes, ideas and know-how embodied in any of the foregoing, and all program materials, flowcharts, notes and outlines created in connection with any of the foregoing, whether or not patentable or copyrightable, (b) concepts, discoveries, improvements and ideas, (c) any useful information relating to the items described in clause (a) or (b), including know-how, technology, engineering drawings, reports, design information, trade secrets, practices, laboratory notebooks, specifications, test procedures, maintenance manuals, research, development, manufacturing, marketing, merchandising, selling, purchasing and accounting, (d) Patents and Patent Licenses, Copyrights and Copyright Licenses, Trademarks and Trademark Licenses, and (e) other licenses to use any of the items described in the foregoing clauses (a), (b), (c) and (d) or any other similar items of such Grantor necessary for the conduct of its business.

 “Issuer” means any issuer of any Investment Property or Partnership/LLC Interests (including any “issuer” as defined in the UCC).

“Loan Agreement” has the meaning set forth in the Statement of Purpose of this Agreement.

“Obligations” means (a) with respect to Borrowers, the meaning set forth in the Loan Agreement, (b) with respect to each Guarantor, the obligations of such Guarantor under the applicable Guaranty executed by such Guarantor, and (c) with respect to all Grantors, all liabilities and obligations of Grantors hereunder and all liabilities and obligations of Grantors with respect to overdrafts, returned items and related liabilities and all indemnification obligations under the Loan Documents now or hereafter owing by any Grantor to any member of Lender Group arising from or in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds for the benefit of such Grantor. Notwithstanding the foregoing, the Obligations shall not include the obligations of the Parent under the Warrants issued in connection with the Loans.

“Partnership/LLC Interests” means, with respect to any Grantor, the entire partnership, membership interest or limited liability company interest, as applicable, of such Grantor in each partnership, limited partnership or limited liability company owned thereby, including such Grantor’s capital account, its interest as a partner or member, as applicable, in the net cash flow, net profit and net loss, and items of income, gain, loss, deduction and credit of any such partnership, limited partnership or limited liability company, as applicable, such Grantor’s interest in all Distributions made or to be made by any such partnership, limited partnership or limited liability company, as applicable, to such Grantor and all of the other economic rights, titles and interests of such Grantor as a partner or member, as applicable, of any such partnership, limited partnership or limited liability company, as applicable, whether set forth in the partnership agreement or membership agreement, as applicable, of such partnership, limited partnership or limited liability company, as applicable, by separate agreement or otherwise.

“Patents” means collectively, all of the following of any Grantor: (a) all patents, rights and interests in patents, patentable inventions and patent applications anywhere in the world, including those listed on Schedule 3.11 hereto, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages or payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including damages or payments for past, present or future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

“Patent License” means all agreements now or hereafter in existence, whether written, implied or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including any of the foregoing referred to in Schedule 3.11 hereto.

“POP Agreement” means each license or other agreement pursuant to which a Grantor is provided access to real property of the counterparty thereto to be used and occupied for the transmission and reception of radio telecommunication signals and for the construction, installation, operation, maintenance, repair and removal of such Grantor’s telecommunications equipment.

“Restricted Securities Collateral” means any or all Collateral that, in order to exercise its right to sell any or all of such Collateral, Administrative Agent determines that it is necessary or advisable to register such Collateral under the provisions of the Securities Act.

“Rooftop Agreements” means each agreement in form and substance similar to the Rooftop Agreement attached as Exhibit C pursuant to which a Grantor is granted the right of entry to property of the counterparty thereto for the purpose of installing, maintaining and operating a broadband wireless internet platform and system on a roof or alternative location of the counterparty.

“Secured Parties” has the meaning set forth in the Statement of Purpose of this Agreement.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Interests” means the security interests granted pursuant to Article 2, as well as all other security interests created or assigned as additional security for the Obligations pursuant to the provisions of the Loan Documents.

“Termination Date” means the date of Security Termination as defined in the Loan Agreement.

“Trademarks” means collectively all of the following of any Grantor: (a) all trademarks, rights and interests in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, whether registered or unregistered, all registrations and recordings thereof, and all applications in connection therewith (other than each application to register any trademark or service mark prior to the filing under Legal Requirements of a verified statement of use for such trademark or service mark) anywhere in the world, including those listed on Schedule 3.11, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including damages or payments for past, present or future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing (including the goodwill) throughout the world.

“Trademark License” means any agreement now or hereafter in existence, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including any of the foregoing referred to in Schedule 3.11.

“Trademark Security Agreement” means an agreement in form and substance attached hereto as Exhibit C.

1.3     Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the requisite Lenders in accordance with Section 16.1 of the Loan Agreement. Any reference in this Agreement or in the other Loan Documents to this Agreement or any of the other Loan Documents or any other agreement, instrument or document shall include all alterations, amendments, changes, extensions, modifications, renewals, restatements, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, restatements, replacements, substitutions, joinders, and supplements set forth herein or in the other Loan Documents). Any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall be subject to representations and warranties made herein as to the accuracy and completeness of the information contained therein. Any reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” Any reference in this Agreement or in any of the other Loan Documents to a Default that is continuing or an Event of Default that is continuing or the continuance thereof, shall mean (i) in the case of a Default, one that has not been cured within any applicable cure period (to the extent susceptible to cure), and (ii) in the case of an Event of Default, one that has not been waived in writing by Administrative Agent and Lenders, as the case may be. In further clarification of the foregoing, any Event of Default under this Agreement or under any other Loan Document shall be “continuing” unless and until such Event of Default has been waived in writing by Administrative Agent and Lenders, as the case may be. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

2.	SECURITY INTEREST

2.1     Grant of Security Interest. Each Grantor hereby grants, pledges and collaterally assigns to Administrative Agent, for the ratable benefit of Secured Parties, a continuing security interest in all of such Grantor’s right, title and interest in and to all of the personal property of such Grantor, now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, and wherever located or deemed located, including the following (collectively, the “Collateral”):

(a)	all Accounts;

(b)	all Avoidance Actions;

(c)	all cash and currency;

(d)	all Chattel Paper;

(e)	all Commercial Tort Claims identified on Schedule 3.9;

(f)	all Contracts;

(g)	all Deposit Accounts;

(h)	all Documents;

(i)	all Equipment;

(j)	all Fixtures;

(k)	all General Intangibles;

(l)	all Goods;

(m)	all Instruments;

(n)	all Intellectual Property;

(o)	all Network Assets;

(p)	all Investment Property;

(q)	all Letter of Credit Rights;

(r)	all other personal property and rights of every kind and description and interests therein not otherwise described above;

(s)	all books and records pertaining to the Collateral; and

(t)

to the extent not otherwise included, all Proceeds and products, rents, lease and license payments and profits of or from any and all of the foregoing and, to the extent not otherwise included, (i)all economic rights, (ii) all payments under insurance (whether or not Administrative Agent is the loss payee thereof), (iii) all claims and rights to recover for any past, present or future infringement or dilution of or injury to any Intellectual Property, and (iv) all tort claims, and all collateral security and Obligations given by any Person with respect to any of the foregoing, provided, that the Security Interests granted herein shall not extend to, and the term “Collateral” (including, any defined term comprising a part thereof) shall not include, any Excluded Collateral.

2.2     Security for Obligations. This Agreement and the Collateral of each Grantor secure the full and prompt payment and performance, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of the Obligations.

2.3     Grantors Remain Liable. Anything herein to the contrary notwithstanding: (a) each Grantor shall remain liable to perform all of its duties and obligations under the Contracts included in the Collateral to the same extent as if this Agreement had not been executed, (b) the exercise by Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the Contracts included in the Collateral, (c) neither Administrative Agent nor any other Secured Party shall have any obligation or liability under the Contracts included in the Collateral by reason of this Agreement, nor shall Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, and (d) neither Administrative Agent nor any other Secured Party shall have any liability in contract or tort for any Grantor’s acts or omissions.

2.4     Distributions on Pledged Shares. If any Distribution is made in contravention of Section 7.9 of the Loan Agreement, such Grantor shall hold the same segregated and in trust for Administrative Agent until paid to Administrative Agent in accordance with Section 5.2.

3.	REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into the Loan Agreement and to induce Lenders to make their respective Loans to Borrowers thereunder, each Grantor makes the following representations and warranties to Lender Group which shall be true, correct, and complete in all material respects as of the Closing Date, and such representations and warranties shall survive the execution and delivery of this Agreement:

3.1     Existence. Each Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the requisite power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be so qualified or authorized would not reasonably be expected to result in a Material Adverse Change.

3.2     Authorization of Agreement; No Conflict. Each Grantor has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement in accordance with its terms. This Agreement has been duly executed and delivered by the duly authorized officers of each Grantor and this Agreement constitutes the legal, valid and binding obligation of such Grantor, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies. The execution, delivery and performance by Grantors of this Agreement does not and will not, by the passage of time, the giving of notice or otherwise, (i) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Grantor, (ii) conflict with, result in a breach of or constitute a default under any Significant Contract or material Governmental Approval relating to such Grantor, except with respect to clauses (i) and (ii), where such conflict, breach or default would not reasonably be expected to cause a Material Adverse Change, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property or revenues now owned or hereafter acquired by any Grantor other than Liens arising under the Loan Documents or Permitted Liens.

3.3     Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against any Grantor or any Issuer of this Agreement, except (a) as may be required by laws affecting the offering and sale of securities generally, (b) filings with the United States Copyright Office and/or the United States Patent and Trademark Office, (c) filings under the UCC and/or the Assignment of Claims Act, and (d) those that have been obtained or for which failure to obtain or make could not reasonably be expected to result in a Material Adverse Change .

3.4     Perfected First Priority Liens.

(a)     Each Grantor is a Transmitting Utility.

(b)     Each financing statement naming any Grantor as a debtor is in appropriate form for filing in the appropriate filing offices of the states specified on Schedule 3.4. The Security Interests granted pursuant to this Agreement (i) constitute valid security interests in all of the Collateral in favor of Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for the Obligations, and (ii): (A) when UCC financing statements containing an adequate description of the Collateral, the correct name of Grantor and the name of Administrative Agent shall have been filed in the offices specified in Schedule 3.4, the Security Interests will constitute valid first perfected security interests in all right, title and interest of such Grantor in the Collateral to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all other Liens and rights of others therein except for Permitted Liens; (B) when each Patent Security Agreements, Trademark Security Agreements and/or Copyright Security Agreements has been filed with the United States Patent and Trademark Office or the United States Copyright Office, the Security Interests will constitute valid first perfected security interests in all right, title and interest of such Grantor in the Intellectual Property therein described, prior to all other Liens and rights of others therein except for Permitted Liens; (C) when each Control Agreement has been executed and delivered to Administrative Agent, the Security Interests will constitute valid first perfected security interests in all right, title and interest of Grantors in the Deposit Accounts and/or Securities Accounts (as applicable) subject thereto, prior to all other Liens and rights of others therein and subject to no adverse claims except for Permitted Liens and customary Liens in favor of the depositary at which such Deposit Accounts are maintained; and (D) when each stock power has been executed and delivered to Administrative Agent, together with the certificates evidencing the Capital Stock comprising part of the Collateral, the Security Interests will constitute valid first perfected security interests in all right, title and interest of such Grantor in the Capital Stock, prior to all other Liens and rights of others therein except for Permitted Liens.

3.5     Title; No Other Liens. Except for the Security Interests and as set forth on Schedule 3.5, each Grantor owns each item of Collateral free and clear of any and all Liens or claims other than Permitted Liens. No effective financing statement under the uniform commercial code of any state which names a Grantor as debtor or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or in connection with Permitted Liens. Except as set forth in Schedule 3.5, no Collateral is in the possession or Control of any Person asserting any claim thereto or security interest therein, except that (a) Administrative Agent or its designee may have possession or Control of Collateral as contemplated hereby, (b) a depositary bank may have Control of a Deposit Account owned by a Grantor at such depositary bank and a Securities Intermediary may have Control over a Securities Account owned by a Grantor at such Securities Intermediary, in each case subject to the terms of any Control Agreement and to the extent required by Section 4, in favor of Administrative Agent, and (c) a bailee, consignee or other Person may have possession of the Collateral as contemplated by, and so long as the applicable Grantors have complied to the satisfaction of Administrative Agent, with the applicable provisions of Section 4.6(c).

3.6     State of Organization; Location of Certain Collateral; other Information.

(a)     The exact legal name of each Grantor is set forth on Schedule 3.6. Except as set forth on Schedule 3.6 opposite such Grantor’s name, during the twelve (12) months preceding the date hereof, no Grantor has been known by any other legal name, nor has any Grantor been the subject of any merger or other corporate reorganization.

(b)     Each Grantor is a Registered Organization organized under the laws of the state identified on Schedule 3.6 under such Grantor’s name. The FEIN and Registered Organization number of each Grantor is set forth on Schedule 3.6 under such Grantor’s name.

(c)     All Collateral consisting of Network Assets, Equipment and Fixtures (whether now owned or hereafter acquired) is (or will be) located at the locations specified on Schedule 3.6, except (i) as provided in Section 4.6(c), (ii) to the extent such Network Assets, Equipment and Fixtures are not subject to the provisions of Section 4.6(c), Network Assets, Equipment and Fixtures in transit or out for repair, or (iii) otherwise permitted hereunder. Except as may be otherwise noted therein, all locations specified on Schedule 3.6 are leased by the applicable Grantor.

(d)     The mailing address of each Grantor is specified on Schedule 3.6 opposite such Grantor’s name.

3.7     Accounts. The amount represented by each Grantor to Administrative Agent as owing by each Account Debtor is, or will be, the correct amount actually and unconditionally owing, except for ordinary cash discounts and allowances in accordance with such Grantor’s prudent business conduct, as determined by such Grantor. No Account Debtor has any defense, set-off, claim or counterclaim against any Grantor that can be asserted against Administrative Agent, whether in any proceeding to enforce Administrative Agent’s rights in the Collateral or otherwise. None of the Accounts is, nor will any hereafter arising Account be, evidenced by a promissory note or other Instrument (other than a check) that has not been pledged to Administrative Agent in accordance with the terms hereof.

3.8     Chattel Paper.      No Grantor holds any Chattel Paper in the ordinary course of its business.

3.9     Commercial Tort Claims. No Grantor owns any Commercial Tort Claims except as set forth on Schedule 3.9.

3.10     Deposit Accounts. All Deposit Accounts (including cash management accounts that are Deposit Accounts, but excluding Deposit Accounts that constitute Excluded Collateral, if any) and lockboxes owned by any Grantor are listed on Schedule 3.10.

3.11     Intellectual Property.

(a)     All Copyright registrations, Copyright applications, issued Patents, Patent applications, Trademark registrations and Trademark applications owned by any Grantor in its own name are listed on Schedule 3.11.

(b)     Except as set forth in Schedule 3.11, none of the Intellectual Property owned by any Grantor is the subject of any written licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

3.12     Investment Property; Partnership/LLC Interests.

(a)     All Investment Property (including Securities Accounts, Commodity Accounts, and cash management accounts that are Investment Property) and all Partnership/LLC Interests owned by any Grantor are listed on Schedule 3.12.

(b)     All Investment Property and all Partnership/LLC Interests issued by any Issuer to any Grantor (i) have been duly and validly issued and, if applicable, are fully paid and nonassessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise agreed and not as a result of any rights contained in any organizational document), (ii) are beneficially owned as of record by such Grantor and not subject to any preemptive rights, warrants, options or similar rights or restrictions in favor of third parties or any contractual or other restrictions upon transfer, and (iii) constitute all the issued and outstanding shares of the Capital Stock of such Issuer issued to such Grantor.

(c)     Other than as disclosed on Schedule 3.12(c) hereto, all of the Partnership/LLC Interests by their terms expressly provide that they are Securities governed by Article 8 of the UCC.

3.13     Instruments. No Grantor holds any Instruments or is named a payee of any promissory note or other evidence of indebtedness.

3.14     Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

3.15     Government Contracts. No Grantor is party to any contract with a Governmental Authority under which such Governmental Authority, as account debtor, owes a monetary obligation to any Grantor under any account with a value in excess of $100,000.

3.16     Network Site Lease Agreements. Exhibit A hereto sets forth a copy of the standard form of Rooftop Lease Agreement used by Grantors in the ordinary course of business. As to each Network Site Lease Agreement to which a Grantor is a party, (i) such Grantor is not in default in any material respect under such Network Site Lease Agreement, and to the knowledge of such Grantor, none of the other parties to such Network Site Lease Agreement are in default, except to the extent that such defaults, individually and in the aggregate, are not reasonably likely to result in a Material Adverse Change, (ii) such Network Site Lease Agreement is, or at the time of execution will be, the legal, valid and binding obligations of all parties thereto, enforceable against such parties in accordance with the respective terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and no defense, offset, deduction or counterclaim will exist thereunder in favor of any such party, (iii) other than with respect to any Excluded Contract, to the knowledge of such Grantor, each Network Site Lease Agreement is assignable to the Administrative Agent without the consent of any other party, and (iv) the performance by such Grantor of its obligations under such Network Site Lease Agreement in accordance with its terms will not contravene, to the knowledge of such Grantor, any Legal Requirement applicable to or binding on such Grantor or any contractual restriction binding on or affecting such Grantor or any of its properties, except to the extent that any such contravention, individually and in the aggregate, are not reasonably likely to result in a Material Adverse Change and will not result in or require the creation of any Lien upon or with respect to any of its properties, except for Permitted Liens.

3.17     Letter of Credit Rights.

(a)     No Grantor owns any Letter of Credit Rights.

(b)     To the extent it is does not constitute Excluded Collateral, each Grantor shall instruct (and otherwise use its commercially reasonable efforts to cause) each issuer of any letter of credit relating to any Letter of Credit Rights to provide a legal, valid and enforceable consent of assignment of the Proceeds of such letter of credit to Administrative Agent and no Grantor has consented to, and is otherwise aware of, any Person (other than Administrative Agent pursuant hereto) having control (within the meaning of Section 9-104 of the UCC) over, or any other interest in, any of such Grantor’s rights in respect thereof.

4.	COVENANTS

Until the Termination Date, each Grantor covenants and agrees that:

4.1	Maintenance of Perfected Security Interest; Further Information.

(a)     Each Grantor shall maintain the Security Interest created by this Agreement in the Collateral as a first priority perfected Security Interest and shall defend such Security Interest against the claims and demands of all Persons whomsoever (other than holders of Permitted Liens).

(b)     Each Grantor will furnish to Administrative Agent upon Administrative Agent’s reasonable request statements and schedules further identifying and describing the assets and property of such Grantor that comprise the Collateral and such other reports in connection therewith as Administrative Agent may reasonably request, all in reasonable detail.

4.2     Maintenance of Insurance. Each Grantor will maintain, with financially sound and reputable companies, insurance policies in accordance with Section 6.8 of the Loan Agreement.

4.3     Changes in Deposit Accounts and Investment Property. No Grantor will, except upon thirty (30) days’ prior written notice to Administrative Agent and delivery to Administrative Agent of (a) all additional financing statements and other instruments and documents reasonably requested by Administrative Agent to maintain the validity, perfection and priority of the Security Interests (including Control Agreements as required by Section 4.6) and (b) if applicable, a written supplement to the Schedules of this Agreement: (i) permit any Deposit Account (other than a Deposit Account that constitutes Excluded Collateral) to be held by or at a depositary bank other than the depositary bank that held such Deposit Account as of the date hereof as set forth on Schedule 3.10; or (ii) permit any Investment Property (other than Certificated Securities delivered to Administrative Agent pursuant to Section 4.5) to be held by a Securities Intermediary other than the Securities Intermediary that held such Investment Property as of the date hereof as set forth on Schedule 3.12.

4.4     Required Notifications. Each Grantor shall promptly notify Administrative Agent, in writing, of: (a) any Lien (other than Permitted Liens) on any of the Collateral which would adversely affect the ability of Administrative Agent to exercise any of its remedies hereunder, (b) the occurrence of any other event which could reasonably be expected to have a Material Adverse Change on the aggregate value of the Collateral or on the Security Interests, and (c) the acquisition or ownership by such Grantor of any (i) Commercial Tort Claim in excess of $25,000 and deliver to Administrative Agent a written supplement to Schedule 3.9 of this Agreement describing such Commercial Tort Claim, (ii) Deposit Account (other than a Deposit Account that constitutes Excluded Collateral), or (iii) Investment Property in excess of $25,000 after the date hereof.

4.5     Delivery Covenants. Each Grantor will deliver and pledge to Administrative Agent, for the ratable benefit of the Secured Parties, all Certificated Securities, Partnership/LLC Interests evidenced by a certificate, negotiable Documents, Instruments (in the face amount equal to, or greater than, $50,000, and Tangible Chattel Paper owned or held by such Grantor, in each case, together with an Effective Endorsement and Assignment and all supporting Obligations, as applicable, unless such delivery and pledge has been waived in writing by Administrative Agent. For the avoidance of doubt, nothing contained in this Section 4.5 is intended to supersede, modify or abrogate the obligations of Grantors to comply with the requirements of Section 7.12 of the Loan Agreement.

4.6     Control Covenants.

(a)     Each Grantor shall instruct (and otherwise use its commercially reasonable efforts to cause),

(i)     each depositary bank (other than Administrative Agent) holding a Deposit Account (other than a Deposit Account that constitutes Excluded Collateral) owned by such Grantor (unless (x) such Deposit Account has (and at all times during the term of this Agreement will have) a credit balance of less than $50,000, and (y) such Deposit Account, together with all other Deposit Accounts for which there is no Control Agreement in effect and for which a Control Agreement would be required to be in effect but for these clauses (x) and (y), has an aggregate credit balance of less than $200,000); and

(ii)     each Securities Intermediary holding any Investment Property owned by such Grantor (unless (x) such Investment Property has (and at all times during the term of this Agreement will have) a value of less than $50,000, and (y) such Investment Property, together with all other Investment Property for which there is no Control Agreement in effect and for which a Control Agreement would be required to be in effect but for these clauses (x) and (y), has an aggregate value of less than $200,000), to execute and deliver a Control Agreement in form and substance reasonably satisfactory to such depositary bank and the Administrative Agent that is sufficient to provide Administrative Agent with Control of such Deposit Account or such Investment Property (as the case may be), providing that no such depositary bank or Securities Intermediary shall take instructions from the applicable Grantor after notice from Administrative Agent of the commencement of a Cash Dominion Period (but upon expiration of any Cash Dominion Period Administrative Agent shall notify such depositary bank or such Securities Intermediary that the applicable Grantor is once again entitled to give instructions to such depositary bank or Securities Intermediary), and otherwise in form and substance reasonably satisfactory to Administrative Agent (any such depositary bank executing and delivering any such Control Agreement, a “Controlled Depositary”, and any such Securities Intermediary executing and delivering any such Control Agreement, a “Controlled Intermediary”). In the event any such depositary bank or Securities Intermediary refuses to execute and deliver such Control Agreement, Administrative Agent, in its sole discretion, may require the applicable Deposit Account and Investment Property to be transferred to Administrative Agent or a Controlled Depositary or Controlled Intermediary, as applicable. All Deposit Accounts and all Investment Property (other than such Deposit Accounts and Investment Property that constitute Excluded Collateral) will be maintained with Administrative Agent or with a Controlled Depository or a Controlled Intermediary, as applicable.

(b)     Each Grantor will take such actions and deliver all such agreements as are reasonably requested by Administrative Agent to provide Administrative Agent with Control of all Letter of Credit Rights and Electronic Chattel Paper owned or held by such Grantor, including, with respect to any such Electronic Chattel Paper, by having Administrative Agent identified as the assignee on the Record(s) pertaining to the single authoritative copy thereof.

(c)     If any Collateral (other than Collateral specifically subject to the provisions of Section 4.6(a) and Section 4.6(b)) exceeding in value $1,000,000 individually at any one location (such Collateral exceeding such amount, the “Excess Collateral”) is at any time in the possession or control of any consignee, warehouseman, bailee (other than a carrier transporting Network Assets to a purchaser in the ordinary course of business), processor, or any other third party, such Grantor shall notify such Person in writing of the Security Interests created hereby, shall use its commercially reasonable efforts to obtain such Person’s written agreement to hold all such Excess Collateral for Administrative Agent’s account subject to Administrative Agent’s reasonable instructions, and shall use its commercially reasonable efforts to cause such Person to issue and deliver to Administrative Agent warehouse receipts, bills of lading or any similar documents relating to such Excess Collateral to Administrative Agent’s together with an Effective Endorsement and Assignment. Further, each Grantor shall use its commercially reasonable efforts to perfect and protect such Grantor’s ownership interests in all Network Assets that is Excess Collateral stored with a consignee for more than twelve (12) months against creditors of the consignee by filing and maintaining financing statements against the consignee reflecting the consignment arrangement filed in all appropriate filing offices, providing any written notices required to notify any prior creditors of the consignee of the consignment arrangement.

4.7     Filing Covenants. Immediately prior to the execution and delivery of this Agreement by the Grantors, pursuant to Section 9-509 of the UCC and any other Legal Requirements, each Grantor authorizes Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral to perfect as applicable, the Security Interests of Administrative Agent under this Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted herein, including describing such property as “all assets” or “all personal property.”

4.8     Accounts.

(a)     Other than in the ordinary course of business consistent with its past business conduct, no Grantor will (i) grant any extension of the time of payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Account Debtor, (iv) allow any credit or discount on any Account or (v) amend, supplement or modify any Account in any manner that could reasonably be likely to adversely affect the value thereof.

(b)     Each Grantor will deliver to Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of any material Account.

(c)     Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as Administrative Agent may reasonably require in connection with such test verifications. At any time and from time to time, upon Administrative Agent’s reasonable request such Grantor shall cause independent public accountants to furnish to Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts.

4.9     Intellectual Property.

(a)     Each Grantor (either itself or through licensees) (i) will continue to use each registered Trademark (owned by such Grantor) and Trademark for which an application (owned by such Grantor) is pending, to the extent reasonably necessary to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) will maintain products and services offered under such Trademark at a level substantially consistent with the quality of such products and services as of the date hereof, (iii) will not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark could reasonably be expected to become invalidated or impaired in any way, (iv) will not do any act, or knowingly omit to do any act, whereby any issued Patent owned by such Grantor would reasonably be expected to become forfeited, abandoned or dedicated to the public, (v) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any registered Copyright owned by such Grantor or Copyright for which an application is pending (owned by such Grantor) could reasonably be expected to become invalidated or otherwise impaired and (vi) will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(b)     Each Grantor will notify Administrative Agent and the Lenders promptly if it knows, or has reason to know, that any application or registration relating to any Intellectual Property owned by such Grantor shall become forfeited, abandoned or dedicated to the public, or of any adverse final determination regarding such Grantor’s ownership of, or the validity of, any Intellectual Property owned by such Grantor or such Grantor’s right to register the same or to own and maintain the same.

(c)     No less frequently than once per fiscal quarter (for each fiscal quarter in which any new application is made), Grantors shall provide a report to Administrative Agent of any new applications for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, made by Grantors during such fiscal quarter, whether such application is made by a Grantor or through any agent, employee, licensee or designee of a Grantor. Upon the reasonable request of Administrative Agent, the applicable Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as Administrative Agent may reasonably request to evidence the security interest of the Secured Parties in any Copyright, Patent or Trademark and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby.

(d)     Each Grantor will take all reasonable and necessary steps, at such Grantor’s sole cost and expense, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (unless Grantor shall reasonably deem it appropriate under the circumstances not to pursue such application (and to obtain the relevant registration)) and to maintain each registration of material Intellectual Property, including filing of applications for renewal, affidavits of use and affidavits of incontestability.

(e)     If any Grantor learns that any material Intellectual Property owned by a Grantor is materially infringed, misappropriated or diluted by a third party, the applicable Grantor shall (i) at such Grantor’s sole cost and expense, take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii)  promptly notify Administrative Agent after it learns of such infringement, misappropriation or dilution.

4.10	Investment Property; Partnership/LLC Interests.

(a)     Without the prior written consent of Administrative Agent, no Grantor will (i) vote to enable, or take any other action to permit, any applicable Issuer to issue any Investment Property or Partnership/LLC Interests, except for such additional Investment Property or Partnership/LLC Interests that will be subject to the Security Interest granted herein in favor of the Secured Parties, or (ii) enter into any agreement or undertaking in violation of the Loan Agreement or other Loan Documents. Grantors will defend the right, title and interest of Administrative Agent in and to any Investment Property and Partnership/LLC Interests against the claims and demands of all Persons whomsoever. With respect to any Investment Property or Partnership/LLC Interest that is an “uncertificated security” for purposes of the UCC (other than any “uncertificated securities” credited to a Securities Account), each Grantor shall cause the Issuer of such uncertificated security to either (i) register Administrative Agent as the registered owner thereof on the books and records of the Issuer or (ii) execute an uncertificated securities Control Agreement, pursuant to which such Issuer agrees to comply with Administrative Agent’s instructions with respect to such uncertificated security without further consent by such Grantor.

(b)     If any Grantor shall become entitled to receive or shall receive (i) any Certificated Securities (including any certificate representing a Distribution), option or rights in respect of the ownership interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Investment Property, or otherwise in respect thereof, or (ii) any sums paid upon or in respect of any Investment Property upon the liquidation or dissolution of any Issuer, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties, segregated from other funds of such Grantor, and promptly deliver the same to Administrative Agent, on behalf of the Secured Parties, in accordance with the terms hereof.

4.11     Equipment. In accordance with prudent business conduct, each Grantor will maintain each item of Equipment in good working order and condition (reasonable wear and tear and obsolescence excepted), and generally in accordance with any manufacturer’s manual, and will as quickly as practicable provide all maintenance, service and repairs reasonably necessary for such purpose and will promptly furnish to Administrative Agent a statement respecting any material loss or damage to any of the Equipment in excess of $100,000. Notwithstanding the foregoing, subject to Section 2.3(c)(iii)(B) of the Loan Agreement, the Grantor shall be entitled to dispose of obsolete Equipment and other Network Assets in the ordinary course of its business. Subject to Section 2.3(c)(iii)(C) of the Loan Agreement, the the Grantor shall also be entitled to apply Net Cash Proceeds from insurance proceeds for any damaged or destroyed Equipment and/or Network Assets to replace such damaged or destroyed Equipment and/or Network Assets.

4.12     Network Site Lease Agreements; Customer Contracts. Upon the Administrative Agent’s reasonable request therefor, such Grantor will furnish the Administrative Agent with a correct and complete copy of each Network Site Lease Agreement to which it is party as then in effect, including all amendments thereto. Each Grantor will, at its expense, at all times perform and comply with, in all material respects, all terms and provisions of each Network Site Lease Agreement to which it is or hereafter becomes a party required to be performed or complied with by it (including the payment of all license fees and other sums due and payable thereunder) and enforce the terms and provisions thereof in accordance with its terms, and will not waive, amend or modify any provision thereof in any material respect other than in the ordinary course of business of such Grantor in accordance with past practices and for a valid economic or other business reason benefiting such Grantor (provided that in no event may any waiver, amendment or modification be made that could reasonably be expected to result in a Material Adverse Change). Each Grantor covenants and agrees to exercise all of its material rights and remedies under such Network Site Lease Agreement to which it is a party in a commercially reasonable manner consistent with past practices. Each Grantor, in good faith, shall use commercially reasonable efforts to enter into Network Site Lease Agreements and Customer Contracts that by their terms permits the assignment of such Grantor’s rights and interest thereunder in the manner contemplated by this Agreement; provided, however, that in the event such Grantor determines in good faith that entry into a Network Site Lease Agreement or Customer Contract that by its terms prohibits the assignment of Grantor’s right and interest thereunder is in the best interest of Grantor and its shareholders, such Grantor shall be entitled to enter into such Network Site Lease Agreement or Customer Contract. Each Grantor will notify the Administrative Agent promptly in writing upon any termination of any material Network Site Lease Agreement or Customer Contract, in whole or in part, or any material breach, default or event of default by any party thereunder.

4.13     FCC Licenses. Each Grantor will maintain its FCC Licenses in compliance in all material respects with all Legal Requirements and shall not transfer any FCC License, except as otherwise permitted by this Agreement and in compliance with all Legal Requirements. Upon the occurrence of an Event of Default, each Grantor will exercise its commercially reasonable efforts to take any action reasonably requested by Administrative Agent in order to effectuate a transfer of such FCC Licenses to the Administrative Agent for the ratable benefit of the Secured Parties subject to necessary regulatory approvals.

4.14     Further Assurances. Upon the reasonable request of Administrative Agent and at the sole expense of Grantors, each Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including (i) the assignment of any Significant Contract or Network Site Lease Agreement (other than any Excluded Contract), and (iii) all applications, certificates, instruments, registration statements, and all other documents and papers Administrative Agent may reasonably request and as may be required by law in connection with the obtaining of any consent, approval, registration, qualification, or authorization of any Person deemed necessary or appropriate for the effective exercise of any rights under this Agreement.

5.	REMEDIAL PROVISIONS

5.1     General Remedies. If an Event of Default shall occur and be continuing, Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other Legal Requirements. Without limiting the generality of the foregoing, Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Legal Requirements as referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived to the fullest extent permitted by Legal Requirements), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Administrative Agent may disclaim all warranties in connection with any sale or other disposition of the Collateral, including any warranties of title, possession, quiet enjoyment and the like. Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at Administrative Agent’s reasonable request, to assemble the Collateral and make it available to Administrative Agent at places which Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. To the fullest extent permitted by Legal Requirements, each Grantor waives all claims, damages and demands it may acquire against Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder except to the extent any such claims, damages, or demands result solely from the gross negligence or willful misconduct of Administrative Agent or any other Secured Party, in each case against whom such claim is asserted. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

5.2     Specific Remedies.

(a)     Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Accounts in the ordinary course of its business; provided that, Administrative Agent may curtail or terminate such authority at any time after the occurrence and during the continuance of an Event of Default.

(b)     Upon the occurrence and during the continuance of an Event of Default:

(i)     Administrative Agent may communicate with Account Debtors of any Account and parties to any Significant Contract (other than an Excluded Contract) subject to a Security Interest and, upon the reasonable request of Administrative Agent, each Grantor shall notify (such notice to be in form and substance satisfactory to Administrative Agent) its Account Debtors and parties to the Significant Contracts (other than Excluded Contracts) subject to a Security Interest that such Accounts and the Significant Contracts (other than excluded Contracts) have been assigned to Administrative Agent, for the ratable benefit of the Secured Parties;

(ii)     if reasonably requested by Administrative Agent, each Grantor shall forward to Administrative Agent, on the last Business Day of each week, deposit slips related to all cash, money, checks or any other similar items of payment received by Grantor during such week, and, if reasonably requested by Administrative Agent, copies of such checks or any other similar items of payment, together with a statement showing the application of all payments on the Collateral during such week and a collection report with regard thereto, in form and substance satisfactory to Administrative Agent;

(iii)     Administrative Agent may deliver notices and instructions in accordance with Control Agreements covering Deposit Accounts and/or Securities Accounts. Other than during a Cash Dominion Period, Administrative Agent may not deliver any notices or instructions in accordance with the Control Agreements covering Deposit Accounts and/or Securities Accounts. In addition, whenever any Grantor shall receive any cash, money, checks or any other similar items of payment relating to any Collateral (including any Proceeds of any Collateral), subject to the terms of any Permitted Liens, such Grantor agrees that it will, within one (1) Business Day of such receipt, deposit all such items of payment into the Collateral Account or in a Deposit Account at a Controlled Depositary, and until such Grantor shall deposit such cash, money, checks or any other similar items of payment in the Collateral Account or in a Deposit Account at a Controlled Depositary, such Grantor shall hold such cash, money, checks or any other similar items of payment in trust for the Secured Parties and as property of the Secured Parties, and Administrative Agent shall have the right to transfer or direct the transfer of the balance of each Deposit Account to the Collateral Account. All such Collateral and Proceeds of Collateral received by the Administrative Agent hereunder shall be held by Administrative Agent in the Collateral Account as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.4;

(iv)     Administrative Agent shall have the right to receive any and all cash dividends, payments or other Distributions made in respect of any Investment Property, any Partnership/LLC Interests or any other Proceeds paid in respect of any Investment Property or any Partnership/LLC Interests, except as may otherwise be provided for in the Loan Agreement, and any or all of any Investment Property (except for Excluded Collateral) or any Partnership/LLC Interests shall be registered in the name of Administrative Agent or its nominee, and Administrative Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Investment Property or such Partnership/LLC Interests at any meeting of shareholders, partners or members of the relevant Issuers and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property or such Partnership/LLC Interests as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Investment Property or any and all of the Partnership/LLC Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate, partnership or company structure of any Issuer or upon the exercise by any Grantor or Administrative Agent of any right, privilege or option pertaining to such Investment Property or such Partnership/LLC Interests, and in connection therewith, the right to deposit and deliver any and all of the Investment Property or any and all of the Partnership/LLC Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Administrative Agent may determine), all without liability except to account for property actually received by it; but Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and Administrative Agent and the other Secured Parties shall not be responsible for any failure to do so or delay in so doing. In furtherance thereof, each Grantor hereby authorizes and instructs each Issuer with respect to any Collateral consisting of Investment Property and Partnership/LLC Interests to (i) comply with any instruction received by it from Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying following receipt of such notice and prior to notice that such Event of Default is no longer continuing, and (ii) except as otherwise expressly permitted hereby, pay any dividends, payments or other Distributions with respect to any Investment Property or any Partnership/LLC Interests directly to Administrative Agent.

(v)     Other than in connection with any Excluded Contract, Administrative Agent shall be entitled to (but shall not be required to): (A) proceed to perform any and all obligations of the applicable Grantor under any Significant Contract and Network Site Lease Agreement and exercise all rights of such Grantor thereunder as fully as such Grantor itself could, (B) do all other acts which Administrative Agent may deem necessary or proper to protect its Security Interest granted hereunder, provided such acts are not inconsistent with or in violation of the terms of any of the Loan Agreement, the other Loan Documents or Legal Requirements, and (C) sell, assign or otherwise transfer any Significant Contract or Network Site Lease Agreement in accordance with the Loan Agreement, the other Loan Documents and Legal Requirements, subject, however, to the prior approval of each other party to such Significant Contract or Network Site Lease Agreement, to the extent required under the Significant Contract or Network Site Lease Agreement; and

(c)     Unless an Event of Default shall have occurred and be continuing and Administrative Agent shall have given notice to the relevant Grantor of Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 5.2(b), each Grantor shall be permitted to receive all cash dividends, payments or other Distributions made in respect of any Investment Property and any Partnership/LLC Interests, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Loan Agreement, and to exercise all voting and other corporate, company and partnership rights with respect to any Investment Property and any Partnership/LLC Interests; provided, however, that no vote shall be cast or other corporate, company or partnership right exercised or other action taken which would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Loan Agreement, this Agreement or any other Loan Document.

5.3     Sale of Securities; Further Approvals.

(a)     Each Grantor recognizes that Administrative Agent may be unable to effect a public sale of any or all the Restricted Securities Collateral, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof and otherwise in compliance with the rules and regulations promulgated pursuant to the Securities Act and applicable state securities laws. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Administrative Agent shall be under no obligation to delay a sale of any of the Restricted Securities Collateral for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(b)     Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Restricted Securities Collateral valid and binding and in compliance with any and all other Applicable Laws. Notwithstanding the foregoing, Grantors are not required to register the Restricted Securities Collateral for public sale under the Securities Act or under applicable state securities law.

(c)     In connection with the exercise of the rights and remedies of the Secured Parties, it may be necessary to obtain the prior consent, waiver or approval of one or more Governmental Authorities to any transfer, assignment or other disposition of Collateral or with respect to the operation of any Collateral (including any Licenses issued by any Governmental Authority), including the FCC and any applicable PUC. Each Grantor hereby agrees, upon the occurrence and during the continuance of any Event of Default, that it will execute, deliver and file, and hereby appoints (to the extent not prohibited by Legal Requirements) Administrative Agent as its attorney-in-fact to execute, deliver and file, on each Grantor’s behalf and in the applicable Grantor’s name, all applications, certificates, filings, instruments and other documents (including an application for an assignment or transfer of control or ownership) that may be necessary or appropriate, in Administrative Agent’s reasonable discretion, to obtain such consents or approvals. Each Grantor further agrees to take such further action as Administrative Agent may reasonably request in obtaining such approvals or consents upon and during the continuance of any Default or Event of Default.

5.4     Application of Proceeds. At such intervals as may be agreed upon in writing by the Borrowers and Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at Administrative Agent’s election, Administrative Agent may apply all or any part of the Collateral or any Proceeds of the Collateral in payment in whole or in part of the Obligations (after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements) in accordance with Section 2.3(b) of the Loan Agreement. Only after (i) the payment by Administrative Agent of any other amount required by any provision of Legal Requirements, including Section 9-610 and Section 9-615 of the UCC and (ii) the payment in full of the Obligations and the termination of the Commitments, shall Administrative Agent account for the surplus, if any, to any Grantor, or to whomever may be lawfully entitled to receive the same (if such Person is not a Grantor).

5.5     Waiver, Deficiency. Each Grantor hereby waives, to the fullest extent permitted by Legal Requirements, all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Legal Requirements in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by Administrative Agent or any other Secured Party to collect such deficiency.

6.	ADMINISTRATIVE AGENT

6.1	Administrative Agent’s Appointment as Attorney-In-Fact.

(a)     Each Grantor hereby irrevocably constitutes and appoints Administrative Agent, effective the date hereof and terminating upon the termination of this Agreement, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, solely and limited for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, such power of attorney to be exercised by Administrative Agent only upon the occurrence and during the continuance of an Event of Default, and, without limiting the generality of the foregoing, each Grantor hereby gives Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following upon the occurrence and during the continuation of an Event of Default:

(i)     other than with respect to any Excluded Contract, in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account, Significant Contract, Customer Contract or Network Site Lease Agreement subject to a Security Interest or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Administrative Agent for the purpose of collecting any and all such moneys due under any Account, Significant Contract, Customer Contract or Network Site Lease Agreement subject to a Security Interest or with respect to any other Collateral whenever payable;

(ii)     in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as Administrative Agent may reasonably request to evidence Administrative Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby;

(iii)     pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)     execute, in connection with any sale provided for in this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)     (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to Administrative Agent or as Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as Administrative Agent may deem appropriate; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains) or Network Site Lease Agreement, for such term or terms, on such conditions, and in such manner, as Administrative Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Administrative Agent were the absolute owner thereof for all purposes, and do, at Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Security Interests of the Secured Parties therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)     If any Grantor fails to perform or comply with any of its agreements contained herein, Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with the provisions of Section 6.1(a).

(c)     The reasonable expenses of Administrative Agent incurred in connection with actions taken pursuant to the terms of this Agreement, together with interest thereon at the Default Rate, from the date of payment by Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to Administrative Agent on demand.

(d)     Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 6.1(a). All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

6.2     Duty of Administrative Agent. The sole duty of Administrative Agent with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as Administrative Agent deals with similar property for its own account. Neither Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on Administrative Agent and the other Secured Parties hereunder are solely to protect the interests of Administrative Agent, and the other Secured Parties in the Collateral and shall not impose any duty upon Administrative Agent or any other Secured Party to exercise any such powers. Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

6.3     Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of Administrative Agent under this Agreement with respect to any action taken by Administrative Agent or the exercise or non exercise by Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between Administrative Agent and the Lenders, be governed by the Loan Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between Administrative Agent and Grantors, Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement to make any inquiry respecting such authority.

7.	MISCELLANEOUS

7.1     Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 12 of the Loan Agreement; provided that notices and communications to Grantors shall be directed to Grantors, at the address of Parent set forth in Section 12 of the Loan Agreement.

7.2     Amendments, Waivers and Consents. None of the terms, covenants, agreements or conditions of this Agreement may be amended, supplemented or otherwise modified, nor may they be waived, nor may any consent be given, except in accordance with Section 16.1 of the Loan Agreement.

7.3     Expenses, Indemnification, Waiver of Consequential Damages, etc.

(a)     Each Grantor, jointly and severally, shall pay all out-of-pocket expenses incurred by Administrative Agent and each other Secured Party pursuant to, and in accordance with, the applicable provisions of Section 11.1 of the Loan Agreement, with references to this "Agreement" in such section being deemed references to this "Security Agreement" for such references.

(b)     Each Grantor, jointly and severally, shall indemnify each Indemnitee pursuant to, and in accordance with, Section 11.2 of the Loan Agreement, with references to this "Agreement" in such section being deemed references to this "Security Agreement" for such references.

(c)     Notwithstanding anything to the contrary contained in this Agreement, to the fullest extent permitted by Legal Requirements, other than in connection with an Indemnitee’s willful misconduct, bad faith or gross negligence, each Grantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loans or the use of the proceeds thereof.

(d)     All amounts due under this Section 7.3 shall be payable no later than ten (10) Business Days after demand therefor.

7.4     Right of Set Off. If an Event of Default shall have occurred and be continuing and subject to Section 4.6, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party to or for the credit or the account of such Grantor against any and all of the obligations of such Grantor now or hereafter existing under this Agreement or any other Loan Document to such Secured Party irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Grantor may be contingent or unmatured or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set off) that such Secured Party may have. Each Secured Party agrees to notify such Grantor and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

7.5     Governing Law; Jurisdiction; Venue; Service of Process.

(a)     Governing Law. The validity of this agreement and the other Loan Documents (unless expressly provided to the contrary in another Loan Document in respect of such other Loan Document), the construction, interpretation, and enforcement hereof and thereof, and the rights of the parties hereto and thereto with respect to all matters arising hereunder or thereunder or related hereto or thereto shall be determined under, governed by, and construed in accordance with the internal laws of the state of New York (including 5-1401 and 5-1402 of the New York General Obligations Law, but otherwise excluding and without regard for the conflicts of laws principles thereof).

(b)     Jurisdiction. Grantors hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of any United States Federal or New York state court sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such Federal court. Grantors waive, to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Article 7. Nothing in this Agreement or any of the other Loan Documents shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its Properties in the courts of any jurisdiction.

(c)     Service of Process. Each party hereto further irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its said address.

(d)     Waiver of Jury Trial. Grantors, Administrative Agent and the other Secured Parties hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of any of the Loan Documents or any of the transactions contemplated therein, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims. Grantors, Administrative Agent and the other Secured Parties represent that each has reviewed this waiver and each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of litigation, a copy of this Agreement may be filed as a written consent to a trial by the court.

7.6     Appointment of Parent as Agent for Grantors. Each Grantor hereby irrevocably appoints and authorizes Parent to act as its agent for service of process and notices required to be delivered under this Agreement or under the other Loan Documents, it being understood and agreed that receipt by Parent of any summons, notice or other similar item shall be deemed effective receipt by each Grantor and its Subsidiaries.

7.7     Intentionally Omitted.

7.8     No Waiver by Course of Conduct; Cumulative Remedies. Neither Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No delay or failure to take action on the part of Administrative Agent or any other Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by Legal Requirements.

7.9     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of each Grantor (and shall bind all Persons who become bound as a Grantor to this Agreement), Administrative Agent and the other Secured Parties and their respective successors and permitted assigns; except that no Grantor may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent and each of Lenders (except as otherwise provided by the Loan Agreement).

7.10     Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which Administrative Agent and the other Secured Parties are entitled under the provisions of Section 7.3 and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect Administrative Agent and the other Secured Parties against events arising after such termination as well as before.

7.11     Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

7.12     Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

7.13     Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic means shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic means also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The forgoing shall apply to each other Loan Document mutatis mutandis. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

7.14     Integration. This Agreement, together with the other Loan Documents executed in connection herewith, represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of the Loan Agreement shall control; provided that any provision of any other Loan Document which imposes additional burdens on any Grantor or further restricts the rights of any Grantor or gives Administrative Agent or the other Secured Parties additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

7.15     Advice of Counsel; No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

7.16     Acknowledgements.

(a)     Each Grantor hereby acknowledges that: (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party; (ii) it has received a copy of the Loan Agreement and has reviewed and understands same; (iii) neither Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Grantors, on the one hand, and Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (iv) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Secured Parties or among Grantors and the Secured Parties.

(b)     Each Issuer party to this Agreement acknowledges receipt of a copy of this Agreement and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. Each Issuer agrees to provide such notices to Administrative Agent as may be necessary to give full effect to the provisions of this Agreement.

7.17     Releases.

(a)     On the Termination Date, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to Grantors. At the request and sole expense of any Grantor following any such termination, Administrative Agent shall deliver to such Grantor any Collateral held by Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)     If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Loan Agreement, then Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral. In the event that all the Capital Stock of any Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Loan Agreement (other than to another Grantor), then, such Grantor shall be released from its obligations hereunder and, at the request of the Borrowers and at the expense of Grantor, Administrative Agent shall deliver to Grantor any such Capital Stock held by Administrative Agent hereunder and shall execute and deliver to such Grantor all releases or other documents reasonably necessary to evidence the release of the Liens created hereby on such Capital Stock; provided that the Borrowers shall have delivered to Administrative Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrowers stating that such transaction is in compliance with the Loan Agreement and the other Loan Documents.

7.18     Additional Grantors. Each Subsidiary of the Borrowers that is required to become a party to this Agreement pursuant to Section 7.19 of the Loan Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a joinder agreement in form and substance attached hereto as Exhibit B.

7.19     All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Secured Parties, Administrative Agent and any Persons designated by Administrative Agent or any other Secured Party pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Loan has not been terminated.

 [Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

GRANTORS:

TOWERSTREAM CORPORATION, a Delaware corporation

By:	/s/ Joseph Hernon
Joseph Hernon, Chief Financial Officer

TOWERSTREAM I, INC., a Delaware corporation

By:	/s/ Joseph Hernon
Joseph Hernon, Chief Financial Officer

HETNETS TOWER CORPORATION, a Delaware corporation

By:	/s/ Joseph Hernon
Joseph Hernon, Chief Financial Officer

ALPHA COMMUNICATIONS CORP., a Delaware corporation

By:	/s/ Joseph Hernon
Joseph Hernon, Chief Financial Officer

OMEGA COMMUNICATIONS CORP., a Delaware corporation

By:	/s/ Joseph Hernon
Joseph Hernon, Chief Financial Officer

TOWERSTREAM HOUSTON, INC., a Texas corporation

By:	/s/ Joseph Hernon
Joseph Hernon, Chief Financial Officer

ADMINISTRATIVE AGENT:

MELODY BUSINESS FINANCE, LLC, a Delaware limited liability company

By:	/s/ Andres Scaminaci
Andres Scaminaci
Authorized Signatory